Exhibit 4(c)(1)

                                                          All Correspondence to:
     PROGEN
INDUSTRIES LIMITED                                           PO Box 2403 Toowong
                                                       Queensland 4066 Australia
                                                      Telephone: +61 7 3842 3333
                                                      Facsimile: +61 7 3720 9624
                                                               www.progen.com.au


April 7, 2006

T. Justus Homburg
33 Anchorage Street
Cleveland Qld 4163


Dear Justus,


The company is pleased to offer you the position of CEO/Managing Director on the terms contained in this agreement. This contract supersedes your previous contract dated November 1, 2005.

We are confident that you will have a challenging and rewarding association with us. Should you wish to discuss any of the terms of your employment, please contact me.

1.   ENGAGEMENT

     Your employment with the company (Progen) will be in the position set out in section 14 (Schedule 2) from the commencement date set out in Section 13 (Schedule 1), subject to termination in accordance with section 8.

1.1 The company will employ you on a full-time basis. The nature of your work means that your employment will he based at the workplaces set out in schedule 1 ('your workplace').

1.2 Your normal working hours are set out in Schedule 1, but in order to meet the demands of your position you will be required to work as can be reasonably expected of someone assuming the position. This will include travelling and working outside normal hours to undertake and accomplish your duties pursuant to this agreement.

1.3 Overtime will be paid in accordance with any applicable award. In the absence of an applicable award, any overtime worked will not be paid for.

2.   YOUR DUTIES

2.1 The principal duties of your position are set out in Schedule 2 to this agreement and may include other duties outside this scope as advised by the company from time to time ('your duties') but within the scope of performance expected of this position in the Biotech industry.


Corporate Offices and                       Drug Discovery and Biopharmaceutical
Clinical Development                        Manufacturing Facility
16 Benson Street                            2806 Ipswich Road
Toowong QLD 4066                            Darra QLD 4076


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                                     -2-

2.2  While employed by the company, you will not, without the company's written
                                                                        -------
     permission:

     (a)  perform your duties other than for the company or on its behalf; or

     (b)  engage in any other employment, business or profession.

2.3 You warrant that you have the expertise, qualifications, licences and registration necessary to perform your duties and will perform them in a manner appropriate to a person having such expertise, qualifications, licences or registration. You must maintain that expertise, qualifications, licences and registration and the company will reimburse your for reasonable costs associated with this maintenance on a case-by-case and needs basis.

2.4 You will at all times act in the best interests of, well and faithfully serve and promote the company's business and interests.

2.5 Subject to your remuneration as described in Schedule 1, or any other benefit you maybe paid by the company, by way of bonus or reimbursement, you will not accept any payment or any other benefit from any person as an inducement or reward for any act or forbearance in connection with any matter or business transacted by the company, on the company's behalf or on behalf of an Associated Business or Client.

3.   REMUNERATION AND LEAVE ENTITLEMENTS

3.1 You will be provided with the remuneration and leave entitlements set out in Schedule 1.

3.2 You authorise the company to deduct from your remuneration and leave entitlements any amount attributable to unauthorised absences or approved unpaid leave.

3.3 The superannuation fund into which contributions on your behalf will be paid is set out in Schedule 1, Your superannuation will be calculated on the basis of the rate prescribed in the superannuation guarantee legislation from time to time (currently 9%), calculated on your salary.

3.4  Prior to departing on annual leave you are to ensure that:

     (a) all work for which you are responsible has been delegated to other suitably qualified employees for the period of your absence; and

     (b) where possible your contact details during the period of your absence have been provided to your supervisor/manager so that you can be contacted if necessary.

3.5 On provision of receipts or other documentary evidence to the company's satisfaction, you will be reimbursed for reasonable work-related expenses properly incurred by you in the performance of your duties. The company will meet your accommodation, attendance and travelling costs whenever is necessary for you to travel or stay away from your residence in the performance of your duties. Please refer the Progen Employee Manual Version
     2.0 for further details.

3.6 Your remuneration and entitlements set out IN this letter of appointment are the only entitlements you are entitled to and you will receive no other benefits regardless of the number of hours, the days on which or the conditions in which you work.

4.   PERFORMANCE REVIEWS

4.1 Your work performance and conduct will be reviewed by the company and discussed with you from time to time. You acknowledge that the performance reviews are not necessarily linked to your salary increases.


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                                     -3-

4.2 You should raise any query or concern regarding your employment as soon as a query or concern arises, and not await the performance review.

5.   DUTY OF CONFIDENTIALITY

5.1 You will not at any time, whether or not employed by the company, use or disclose any Confidential Information, without the company's prior permission, unless:

     (a)  it is strictly necessary for you to perform your duties; or

     (b) for the purpose of disclosure only, you are legally obliged to disclose by a court, commission or tribunal.

5.2 You will not, and will not permit anybody else to, without our prior permission seek to obtain Confidential Information to which you have not been granted access, nor will you;

     (a) remove any Confidential Information from the company's or any Associated Business' or Clients' premises;

     (b)  make any copies of Confidential Information; or

     (c) bring any computer software, tapes or disks onto the company's or an Associated Business' or Clients' premises other than for the purposes of carrying out your duties;

     unless it is for the purposes of satisfying sections 5.l(a) and 5.1(b).

5.3 When Confidential Information is disclosed in accordance with paragraph 5.1, you will ensure that the person to whom the information is disclosed is made aware of its confidential nature and do everything in your power to ensure that person does not use or disclose that information.

5.4 You acknowledge that if confidential information is released to the market it may affect the price of Progen's securities, which are quoted on the Australia Stock Exchange and NASDAQ. You undertake not to engage in trading in Progen's securities, which may give rise to a breach by you or Progen of any law in Australia, USA or elsewhere relating to insider trading or unlawful conduct in relation to dealings in securities,

5.5 'CONFIDENTIAL INFORMATION' means all information belonging to us or an Associated Business, and includes information which:

     (a) the company or an Associated Business or a Client indicates is confidential;

     (b) by its very nature, might reasonably be understood to be confidential or to have been disclosed in confidence;

     (c) would be of commercial value to ft competitor of the company or an Associated Business or Client;

     (d) relates to the company's or an Associated Business' or Clients' financial or business affairs (including financial information, accounts work, financing information, management reports and performance or profitability reports and margins);

     (e) relates to any of the company's or an Associated Business' clients (including but not limited to client details, client lists, details of client requirements, details of prospective clients, the identity or contact details of any client, their requirements and their financial affairs and details of our clients' dealings or financial arrangements with other parties);


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                                     -4-

     (f) relates to any arrangements or transactions between the company or an Associated Business and a Client (including the prices charged to clients and details of the arrangements or transactions);

     (g) relates to or is contained in any manuals or handbooks produced by the company or an Associated Business or Client;

     (h) relates to the company's or an Associated Business' or Clients' fees, quotations, prices or charges in respect of services or products;

     (i) relates to the marketing and selling techniques used by the company or an Associated Business or Client (including marketing and targeting plans, prospect lists or databases, sales plans, research and data surveys);

     (j) relates to trade secrets, technical specifications, know-how, plans, design concepts, ideas, design specifications, manufacturing or development processes, research, formulae, processes, applications, unique features or techniques in respect of any of the company's or an Associated Business' or Clients' products or services, whether existing or in development;

     (k) relates to or is contained in any of the company's or an Associated Business' or Clients' computer databases or software;

     (1) relates to any arrangements or transactions between the company or an Associate Business or Client and or its suppliers, contractors, employees or consultants (including their identity and the existence or size of any fees, prices, commissions or charges paid or payable);

     (m) all copies of the information, notes and other records referred to in paragraph (a) to (1) above,

     except for information that:

     (n) was rightfully in your possession and not subject to an obligation of confidentiality on you before the negotiations leading to the commencement of your employment with the company or an Associate Business; or

     (o) is or, after the date of this agreement, becomes available in the public domain (other than as a result of a breach of this agreement).

6.   DUTY TO NOT ENDANGER HEALTH AND SAFETY

6.1 The company gives a high priority to health and safety and wilt not tolerate smoking in the workplace, or discrimination or harassment of our employees. If you are or become a smoker, you will not smoke in or in the vicinity of any of our offices or workplaces.

6.2 For the safe and effective operation of the workplace and the welfare of other employees, you undertake to abide by, implement and enforce state and federal laws and policies of the workplace relating to health and safety, discrimination and harassment.

7.   PROGEN POLICIES AND PROCEDURES

7.1 You agree to be bound by all of the company's policies and procedures as varied from time to time.


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                                     -5-

8.   TERMINATION

8.1 You may resign, and thereby terminate this agreement, by giving the company the appropriate notice of 6 months. If you do not give the required notice or payment in lieu, you authorise the company to withhold or deduct from any money owed to you, an amount in total or partial satisfaction of that obligation.

8.2  The company may dismiss you, and thereby terminate this agreement:

     (a) without notice if the company has reasonable grounds to suspect that you are guilty of Misconduct; or

     (b)  by giving you 6 months notice, or payment of salary in lieu.

8.3  'MISCONDUCT' has its ordinary meaning at law, and includes:

     (a) any conduct which the company indicate is misconduct or will result in summary dismissal;

     (b) dishonesty or misrepresentation of your expertise, qualifications, registration or employment history;

     (c) not complying with the legislative requirements for a person in your position;

     (d)  wilful disobedience of the company's lawful directions;

     (e) conviction of a criminal offence that affects your suitability for your position;

     (f)  drunkenness or intoxication;

     (g)  neglect of duty or incompetence;

     (h)  conduct of a sort which may injure our reputation;

     (i) engaging in misleading or deceptive conduct or making any misrepresentations in relation to the performance of your duties or the company's business; or

     (j)  breaching your obligations in paragraphs 2.1 or 5,

9.   POST-TERMINATION ASSISTANCE

9.1 Following termination of your employment, you will, upon request, provide the company or an Associated Business with reasonable assistance to the
                                                ----------
     best of your ability in relation to any matter relating directly or indirectly to your employment, or which arises out of events which occurred during the period of your employment, including providing statements or affidavits, attending meetings and attending hearings or inquiries as maybe legally required.

9.2 Upon provision of receipts or other documentary evidence to the company's satisfaction, the company will reimburse you for any reasonable expenses, such as travel and accommodation, incurred by you in providing assistance in accordance with section 9.1. The company will also pay you a consultancy fee for work undertaken by you in providing that assistance, at an hourly rate calculated on the basis of your salary as at termination for a 40 hour work week, upon provision of invoices.


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                                     -6-

10.  INTELLECTUAL PROPERTY

10.1 You acknowledge and agree that all existing and future Intellectual Property Rights:

     (a)  in any Confidential Information;

     (b) in respect of any intellectual property developed, in development, created or conceived wholly or partly by you, alone or together with any other person or body, whether during or outside working hours:

          (i) on the company's or an Associated Business' or Clients' premises or using the company's or an Associated Business' or Clients' facilities or resources, or facilities or resources which were in the care and control of the company or an Associated Business or Client or any of our employees, officers, agents, sub-contractors or representatives;

          (ii) directly or indirectly as a result of your or anybody else's access to Confidential Information;

          (iii) in the course of, as a consequence of or in relation to the performance of your duties; or

          (iv) relating to the company's or an Associated Business' or Clients' general methods of operation; or

     (c) in respect of or associated with any of the company's or an Associated Business' or Clients' products or services, and any alterations or additions or methods of making, using, marketing, selling or providing those products or services, vest in and belong to the company or our nominee to the extent that they may for any reason vest in you, are assigned by you to and vest in the company or our nominee.

10.2 You agree to execute all documents, including any assignments, and do all acts and things, required by the company for the purpose of effecting and perfecting the title of the company or the company's nominee to the Intellectual Property Rights described in paragraph 10.1, in Australia and such other countries as we require.

10.3 You will immediately disclose to the company in writing, any invention or improvement you make or of which you conceive during or in the course of performing your duties.

10.4 You consent to the company infringing any moral rights that you may have or become entitled to in any work created in the course of your employment. For the purpose of this consent, 'work' hag the meaning given to that term in the Copyright Amendment (Moral Rights) Act 2000 (Cth) and 'moral rights' refers to any right arising under the provisions of the legislation,

10.5 'INTELLECTUAL PROPERTY RIGHTS' means any and all beneficial and legal ownership and intellectual and industrial protection rights throughout the world, both present and future, including rights in respect of or in connection with any confidential information, copyright (including future copyright and rights in the nature of or analogous to copyright), moral rights, inventions (including patents), trade marks, service marks, designs, circuit layout and performance protection (whether or not now existing and whether or not registered or registrable) and includes any right to apply for the registration of such right and all renewals and extensions.


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                                     -7-

11.  SECURITY

11.1 You will take all reasonable steps to ensure the security of and protect all Confidential Information and intellectual property of the company or Associated Business or Client in your possession, power or control.

11.2 You will comply with, and to the best of your endeavours ensure that all other employees or contractors engaged by the company or an Associated Business comply with, all of the company's or an Associated Business' security guidelines, procedures, rules and regulations (whether formal or informal).

11.3 If you are provided with any kind of security access device, such as a key or computer coded access card, you will:

     (a) immediately return the device to the company on termination of your employment, or earlier request;

     (b) not copy nor permit the copying of the device or any aspect of it which is integral to its function of security;

     (c) not give the device to anybody else or permit anybody else to use the device; and

     (d) use the device strictly in accordance with any conditions advised by the company in respect of it.

11.4 Immediately upon termination of your employment, or upon request at any time by the company, you will provide the company with any:

     (a)  Confidential Information;

     (b) item in respect of which Intellectual Property Rights are held by the company or an Associated Business or Client;

     (c) property, records or information belonging to the company or an Associated Business or Client,

     in your possession, power or control, in the form requested by the company and to the company's satisfaction.

12.  INTERPRETATION

12.1 All the provisions of this agreement are reasonable in all the circumstances and each provision is and shall be deemed to be severable and independent and shall not affect the validity or enforceability of any other provision.

12.2 This document represents a full record of the company's agreement with respect to your employment, and supersedes any prior oral or written agreement or understanding between the company and yourself.

12.3 Any award or legislation applicable to your employment does not form part of your employment agreement.

12.4 Subject to the company's right to amend policies and manuals and change your duties, any amendment to this agreement is not binding unless agreed between you and the company and recorded in writing.


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                                     -8-

12.5 This agreement is governed by and is to be construed in accordance with the laws of Queensland and the Commonwealth of Australia, You and the company submit to the non-exclusive jurisdiction of the courts of Queensland.

12.6 'ASSOCIATED BUSINESS' includes any company, partnership, trust or sole trader with common ownership or control (whether in whole or part, directly or indirectly, or through interposed entities or not) to the company, including any Related Body Corporate (as defined in the Corporations Law) to the company.

12.7 'CLIENT' means any persons, company, association or arty other entity to whom the company, or any of our Associated Business, provides services, advice, products or any other knowledge or know-how during the period of your employment.

Please confirm your acceptance of these terms of employment by signing and returning this letter to me. Yours sincerely,


/s/ Linton Buns
------------------------------
Linton Burns
CFO/Company Secretary
Progen Industries Limited


I accept the offered employment on the terms contained in this letter:


/s/ T. Justus Homburg         Date: 10/06/2006
----------------------
T. Justus Homburg


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13.  SCHEDULE 1

EMPLOYMENT DETAILS
------------------

-------------------------------------------------------------------------------------------------------
Employer                      PROGEN INDUSTRIES LIMITED
------------------------  -----------------------------------------------------------------------------
Employee's full name          T. JUSTUS HOMBURG
------------------------  -----------------------------------------------------------------------------
Date of Agreement             3 April 2006
------------------------  -----------------------------------------------------------------------------
Date of commencement          1st March 20 06
------------------------  -----------------------------------------------------------------------------
Workplace(1)                  2806 Ipswich Road, Darra, Q4076 and/or
                              16 Benson St. Toowong, Q4066
------------------------  -----------------------------------------------------------------------------
Normal working hours          8:30am - 5:00pm (including lunch)
------------------------  -----------------------------------------------------------------------------
Remuneration              >   Gross salary of $305,200 p.a. inclusive of a base salary of $280,000 and statutory superannuation (9%).

                          >   Short Term Incentive per annum dependent on achievement of strategic and operational objectives set by the Board of up (o 40% of his fixed remuneration.

                          >   Long Term Incentive - A stock options package subject to shareholder approval at the next meeting of shareholders:
                                166,667 - March 1st 2007 at an exercise price equal to a 20% premium to the 60 day share price VWAP prior to this date;
                                166,667 - March 1st 2008 at an exercise price equal to a 25% premium to the 60 day share price VWAP prior to this date;
                                166,667 - March 1st 2009 at an exercise price equal to a 30% premium to the 60 day share price VWAP prior to this date;

                          >   On the provision of proper receipts the company will reimburse you for running expenses for one standard vehicle(2) used by you for work purposes including fuel, insurance and maintenance.
                          -----------------------------------------------------------------------------
Manner of salary payment      Fortnightly in arrears into a bank account nominated by you.
------------------------  -----------------------------------------------------------------------------
Superannuation fund           MLC MasterKey or a superannuation fund nominated by the employee.
------------------------  -----------------------------------------------------------------------------
Leave entitlements            Annual leave, sick leave and long service leave at the minimum levels prescribed by the Industrial Relations Act 1999 (Qld), in accordance with
-------------------------------------------------------------------------------------------------------

--------------------------------
1 As a condition of this agreement you have agreed that you will Work out of Brisbane during the normal working week. You agree to relocate your immediate to Brisbane by the end of January 2006.

2 a standard vehicle being a vehicle that costs up to $60,000


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                                      -10-

-------------------------------------------------------------------------------------------------------
                              that Act. Those levels currently are:
                              *   4 weeks' annual leave per completed year of employment(3)
                              *   10 days' sick leave per completed year of employment(4)
                              *   13 weeks' long service leave after 15 years' continuous service, or pro rate on termination after 10 years' service.
------------------------  -----------------------------------------------------------------------------
Travel/Training           You will be required to reimburse the company, pro-rata any substantial
Reimbursement             training and training related travel costs incurred by the company if you decide to terminate up to 6 months post the event (for costs >$2,000) e.g. if a course costs $5,000 and you decide to leave 3 months after the event, you will be required to repay ($5,000/12) x (12-3) = $3,750 to the company.
------------------------  -----------------------------------------------------------------------------
Other Entitlements        >   Mobile phone for work purposes.
                          >   Memberships to professional societies as agreed to and as needed.
-------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(3) To be taken in the year following its accrual pro rata. All leave is subject to approval and will not be granted where it interferes with significant work commitments.

(4) Available in circumstances when you are unable to attend work because of your own incapacity or the need to care for a member of your immediate family. Paid sick leave will not be available where your absence exceeds 2 days unless a medical certificate (for you or your family member) is provided. Unused sick leave may be accumulated from year to year but will not be paid out at termination.


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                                      -11-

14.  SCHEDULE 2

Position Description
--------------------

-------------------------------------------------------------------
Position:          CEO/MANAGING DIRECTOR

Reporting to:      BOARD OF DIRECTORS
Job Description    As described in the CEO job description provided
KPIs               TBA

-------------------------------------------------------------------

END OF CONTRACT


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                                      -12-

                                                          All Correspondence to:
     PROGEN
INDUSTRIES LIMITED                                           PO Box 2403 Toowong
                                                       Queensland 4066 Australia
Mr T Justus Hamburg                                   Telephone: +61 7 3842 3333
33 Anchorage Street                                   Facsimile: +61 7 3720 9624
CLEVELAND QLD 4163                                             www.progen.com.au

11 September 2006


Dear Justus,

OFFER OF AMENDMENT TO YOUR EMPLOYMENT AGREEMENT

Progen Industries Limited (Progen) proposes to vary the termination Clause of your current employment agreement with Progen.

If you accept this variation, clause 8.2 of your employment agreement will be replaced by the following:

     '8.2 The company may dismiss you, and thereby terminate this agreement:
          (a) without notice if the company has reasonable grounds to suspect that you are guilty of Misconduct; or
          (b) by providing you with notice, or payment of salary in lieu of notice, as follows:
               (i) if another company or entity acquires Control of Progen, for a period of 12 months after the other company or entity acquires - Control - 12 months' notice; or
               (ii) at any other time - 6 months notice.
     'Control' has the meaning given to it in the Corporations Act 2001 (Cth).'

If you accept this variation to your employment agreement, please sign the enclosed copy of this letter and return it to Linton Burns.

If you would like to discuss the variation, please contact Linton Burns,

Progen would like to take this opportunity to thank you for your continued, service.

Yours faithfully,

/s/ Linton Burns

Linton Burns
Company Secretary

I accept the amendment to my employment agreement as contained in this letter.

/s/ T. Justus Homburg             11 Sep 2006
---------------------             -----------
T. Justus Homburg                 Date

Corporate Offices and                       Drug Discovery and Biopharmaceutical
Clinical Development                        Manufacturing Facility
16 Benson Street                            2806 Ipswich Road
Toowong QLD 4066                            Darra QLD 4076